Exhibit 99.1

Gladstone Investment Announces Monthly Distributions for July, August and September of $0.08 per Common Share

Released: 07/09/08 01:39 PM EDT

Gladstone Investment Corp. (NASDAQ:GAIN) (the “Company”) announced today that the Board of Directors declared monthly distributions of $0.08 per common share for each of the months of July, August and September of 2008. Monthly distributions will be payable as set at in the table below. The monthly distributions equate to a quarterly distribution of $0.24 and an annual distribution of $0.96 at the current rate.

Gladstone Investment offers a Dividend Reinvestment Plan (DRIP). For more information regarding the DRIP, please visit our website at www.GladstoneInvestment.com.

Summary Table for Common Stock Distributions for the Quarter Ending September 30, 2008:

Declared	X-Date	Record Date	Payment Date	Amount
July 9	July 21	July 23	July 31	$0.08
July 9	August 19	August 21	August 29	$0.08
July 9	September 18	September 22	September 30	$0.08

			Total for the Quarter:	$0.24

In addition, preliminary analysis of the value of the portfolio shows the portfolio had a slight decrease in value of 1.8% for the quarter ended June 30, 2008. The final numbers will be reported in our 10Q report in August 2008.

In order to comply with the requirements of Section 19(a) of the Investment Company Act of 1940, as amended, the Company will post a Section 19(a) notice through the Depository Trust Company’s Legal Notice System (LENS) and send out to its registered shareholders a Section 19(a) notice along with the payment of dividends declared for the months of July, August and September. This notice will not be for tax reporting purposes and will be provided only for informational purposes.

Gladstone Investment Corporation is an investment company that seeks to achieve returns of current income from senior, subordinated and mezzanine debt, and capital gains from preferred stock and warrants to purchase common stock in connection with buyouts and recapitalizations of small and mid-sized companies. For more information please visit our website at www.GladstoneInvestment.com.

For further information contact Investor Relations at 703-287-5835.

This press release may include statements that may constitute “forward-looking statements,” including statements with regard to the future performance of the Company. Words such as “believes,”“expects,” “estimated,”“projects,” “seeks,” and “future” or similar expressions are intended to identify forward-looking statements.These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” in the Company’s Prospectus dated January 14, 2008, as filed with the Securities and Exchange

Commission on March 24, 2008. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.